CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-282907 on Form N-1A of our report dated May 29, 2025, relating to the financial statements and financial highlights of the Victory Pioneer Fundamental Growth Fund and Victory Pioneer Multi-Asset Ultrashort Income Fund appearing in Form N-CSR of Victory Portfolio IV for the year ended March 31, 2025, and to the references to us under the headings “Financial highlights” in the Prospectus and “Independent registered public accounting firm" and “Financial statements” in the Statement of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts

July 25, 2025